UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2018

Akorn, Inc.

(Exact name of registrant as specified in charter)

Louisiana	001-32360	72-0717400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1925 W. Field Court, Suite 300, Lake Forest, Illinois 60045
(Address of Principal Executive Offices) (Zip Code)

(847) 279-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act. ☐

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2018, Akorn, Inc. (the “Company” or “Akorn”) announced that Douglas S. Boothe was named President and Chief Executive Officer of the Company, effective January 1, 2019.

Mr. Boothe, age 55, most recently served as president of the $600 million generics division of publicly held Impax Laboratories, which developed, manufactured and marketed bioequivalent pharmaceuticals and was acquired by Amneal Pharmaceuticals LLC in a reverse merger transaction in May 2018. Prior to Impax Laboratories, Mr. Boothe was the executive vice president and general manager of Perrigo Company Plc, with responsibility for the approximately $1 billion U.S. pharmaceuticals business, which included generics and specialty pharmaceutical products. He also served as the CEO of Actavis Inc., the U.S. manufacturing and marketing division of Actavis Group, and held senior positions at Alpharma and Pharmacia Corp. Following Mr. Boothe’s time at Impax Laboratories, he started his own consulting company, Channel Advantage Consulting LLC, where he has served as principal consultant since May 2018. Mr. Boothe received his undergraduate degree from Princeton University and his MBA from the Wharton School of Business at the University of Pennsylvania.

On December 20, 2018, in connection with the foregoing, the Company and Mr. Boothe entered into an offer letter (the “Offer Letter”) and an Executive Agreement (the “Executive Agreement”), effective January 1, 2019.

The Offer Letter provides that Mr. Boothe’s annual base pay will be $800,000 and he will be eligible for a target annual bonus equal to 100% of base salary and an incremental bonus equal to 50% of base salary if the Company exceeds financial targets for the applicable year.

Mr. Boothe will also be eligible to participate in the Company’s long-term incentive program reserved for key executives and senior level management pursuant to which he may be granted long-term incentive awards on an annual basis. The total award value for Mr. Boothe’s initial long-term incentive grant will be equal to 350% of Mr. Boothe’s base salary. Any long-term incentive awards for which Mr. Boothe would be eligible are subject to the terms of the applicable Company plan and annual Board approval.

Promptly after his initial start date, Mr. Boothe is entitled to a grant of nonqualified stock options with a grant-date value of $1,000,000 and restricted stock units with a grant-date value of $2,000,000, in each case vesting in equal installments on the first four anniversaries of the grant date, and a grant of performance stock units with a grant-date value of $1,000,000 that will vest at between 0% and 300% of target based upon the achievement of a specified price of Company common stock (from $8 to $20) at the end of the four-year performance period. These nonqualified stock options, restricted stock units and performance stock units have been approved by Akorn’s Compensation Committee of the Board as employment inducement grants within the meaning of Nasdaq Listing Rule 5635(c)(4). Although such inducement awards are not being made under the Company's 2017 Omnibus Incentive Compensation Plan, the terms of such awards will be consistent with the terms of such plan and the Company's previous filed forms of award agreement, as applicable, except as described above.

In accordance with the Company’s Stock Ownership Guidelines, Mr. Boothe will be required to acquire and hold by the end of five years from his start date $4,000,000 worth of shares of Company common stock valued as of the acquisition date and, until the stock ownership requirement is met, Mr. Boothe will be required to retain 50% of all shares of Company common stock acquired due to exercise or settlement of any equity awards.

Mr. Boothe has agreed to accept an appointment as a member of the Board should the Board make such an appointment.

The Offer Letter entitles Mr. Boothe to a $150,000 lump-sum payment in connection with his immediate relocation from New Jersey to Illinois.

The Executive Agreement has an initial term of one year and is automatically renewed for successive one year periods unless written notice of non-extension is provided in accordance with the terms provided therein. The Executive Agreement sets forth Mr. Boothe’s obligations to the Company, as well as payments due to him upon certain terminations of employment. The Executive Agreement provides that if the agreement is terminated by Mr. Boothe for “good reason” or by the Company without “cause”, as such terms are defined in the Executive Agreement, Mr. Boothe would be entitled to a lump-sum payment equal to a prorated portion of his total eligible annual bonus, a lump-sum cash payment equal to one year of base annual compensation and total eligible annual bonus, and one year of continued benefits, including life insurance and welfare benefits. If the Executive Agreement is terminated either by Mr. Boothe for “good reason” or by the Company without “cause”, within the ninety day period prior to the Company entering into a definitive agreement that would result in a “change of control”, as defined in the Executive Agreement, or within twelve months following a “change in control”, he would be entitled to a prorated portion of his total eligible annual bonus, a lump-sum cash payment equal to three times his annual base salary and total eligible annual bonus, three years of continued benefits, including car allowance, life insurance and welfare benefits, and, unless otherwise provided in the applicable award agreement, the full vesting of any outstanding incentive awards. The Executive Agreement authorizes the Company to condition the payment of severance benefits upon Mr. Boothe’s delivery of a release of employment-related claims in favor of the Company. The Executive Agreement contains non-competition and employee and customer non-solicitation provisions for the twelve month period following the earlier of the date of termination or a “change of control”.

The foregoing descriptions of the Offer Letter and Executive Agreement are qualified in their entirety by the text of the Offer Letter and Executive Agreement, a copy of each of which is attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

There are no family relationships between Mr. Boothe and any of the Company’s current executive officers or directors. Except for his employment agreement, Mr. Boothe is not a party to any transaction with the Company that might require disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On December 20, 2018, the Company issued a press release announcing the events described above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 as well as in Exhibit 99.1 is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward looking statements", including expectations to rebuild shareholder value and other statements regarding Akorn's goals and strategy. When used in this document, the words “will,” “anticipate,” "plan," "continue," “believe,” “estimate,” “intend,” “anticipate,” “could,” “expect” and similar expressions are generally intended to identify forward-looking statements. These statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A number of important factors could cause actual results of Akorn and its subsidiaries to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to: (i) the effect of the Delaware court’s recent decision against Akorn on Akorn’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally, (ii) the risk that ongoing or future litigation related to the court’s decision may result in significant costs of defense, indemnification and/or liability, (iii) the outcome of the investigation conducted by Akorn with the assistance of outside consultants, into alleged breaches of FDA data integrity requirements relating to product development at Akorn and any actions taken by Akorn, third parties or the FDA as a result of such investigations, (iv) the difficulty of predicting the timing or outcome of product development efforts, including FDA and other regulatory agency approvals and actions, if any, (v) the timing and success of product launches, (vi) difficulties or delays in manufacturing, and (vii) such other risks and uncertainties outlined in the risk factors detailed in Part I, Item 1A, “Risk Factors,” of Akorn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (as filed with the Securities and Exchange Commission (“SEC”) on February 28, 2018) and in Part II, Item 1A, “Risk Factors,” of Akorn’s Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 2018 (as filed with the SEC on May 2, August 1, and November 6, 2018), and other risk factors identified from time to time in our filings with the SEC. Readers should carefully review these risk factors, and should not place undue reliance on our forward-looking statements. These forward-looking statements are based on information, plans and estimates at the date of this report. Akorn undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of Exhibit
10.1	Offer Letter dated December 20, 2018

10.2	Executive Agreement between Akorn, Inc. and Douglas S. Boothe, its President and Chief Executive Officer, dated December 20, 2018

99.1	Press Release dated December 20, 2018, issued by Akorn, Inc. entitled “Akorn Names Douglas S. Boothe as President and CEO.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKORN, INC.

Date: December 20, 2018	By:	/s/ Duane A. Portwood
Name: Duane A. Portwood
Title: Chief Financial Officer